Exhibit 99.1

CryoPort Names Karen M. Muller to Board of Directors

SAN DIEGO, CA – May 31, 2011 — CryoPort, Inc. (OTCBB: CYRX) today announced that it has named Karen M. Muller to its Board of Directors. Ms. Muller, 56, is a corporate attorney with more than 25 years of experience as both a company executive and legal counsel. She will serve as an independent director, giving CryoPort three independent directors.

“Karen has a proven record of building and managing successful organizations, and she is an outstanding addition to our board,” said Larry Stambaugh, CryoPort’s Chairman and Chief Executive Officer. “Her management skills, knowledge of the healthcare industry, and experience in financial transactions will play an important role in shaping strategy and guiding our growth.”

Ms. Muller currently manages a private practice with clients in the healthcare, pharmaceutical, and medical device industries. She recently served as a Director and consultant to Naturade, a leading nutrition and nutraceutical company. Previously, she was Chief Administrative Officer and General Counsel of Epoch Networks, where she helped complete the restructuring and sale of Epoch’s Internet Service Provider business, the largest privately held ISP in the country.

Prior to joining Epoch, Ms. Muller was a Managing Director with Lehman Brothers, heading the corporate counsel department. Earlier she was an associate at the Wall Street law firm Cahill, Gordon & Reindel, where she worked on corporate finance and mergers and acquisitions.

Ms. Muller graduated Fordham Law School in 1981, where she was a published member of the law review. She received her bachelor’s degree in economics, summa cum laude, from Hunter College of the City University of New York. She also holds the title Director Emeritus with the Forum for Corporate Directors in Orange County, California.

About CryoPort, Inc.

CryoPort (www.cryoport.com) has developed a leading edge, proprietary, technology-driven transport and packaging system focused on providing a solution that replaces dry ice for the frozen shipping market in the growing global life science industry. The products developed by CryoPort have a 10+ day holding time, are using “green” materials and are essential components of the infrastructure required for the testing, research and end-user delivery of temperature-sensitive medicines and biomaterials in an increasingly complex global logistical environment.

Forward Looking Statements

Statements in this press release which are not purely historical, including statements regarding CryoPort, Inc.’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. It is important to note that the company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, trends in the products markets, variations in the company’s cash flow, market acceptance risks, and technical development risks. The company’s business could be affected by a number of other factors, including the risk factors listed from time to time in the company’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended March 31, 2010. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. CryoPort, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

Contact:
Lippert/Heilshorn & Associates
Don Markley
310-691-7100
dmarkley@lhai.com